UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to the Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2007

COLLINS & AIKMAN FLOORCOVERINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22791	58-2151061
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

311 Smith Industrial Boulevard

Dalton, Georgia 30721

(Address of principal executive offices)

(706) 259-9711

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(c)	On February 2, 2007, Collins & Aikman Floorcoverings, Inc. (the “Company”), and its parent, Tandus Group, Inc. (“Tandus”) announced that Glenn A. Hussmann, 47, has been named President and Chief Executive Officer and will serve as a member of the Board of Directors (the “Board”) of the Company and Tandus. Mr. Hussmann will assume his roles effective February 19, 2007. From March 2002, Mr. Hussmann had served as the President, Chief Executive Officer and Chairman of the Board of Reeves Brothers Inc., a specialty materials company that sells coated fabric products for a variety of industries.

The Company has entered into an Employment Agreement (the “Agreement”) with Mr. Hussmann pursuant to which Mr. Hussmann’s annual base salary will be $350,000 or such higher rate as the Board of the Company may determine from time to time. Mr. Hussmann shall also be entitled to (i) participate in the Company’s employee benefit programs for which senior executives of the Company are generally eligible, (ii) four weeks of paid vacation annually, (iii) reimbursement for reasonable business expenses incurred by him, (iv) an annual bonus based upon the Company’s achievement of certain financial targets for each year, as established by the Board of the Company, with a targeted annual bonus equal to 100% of Mr. Hussmann’s base salary for each year, (v) reimbursement of either $1,225 per month for automobile expenses including insurance or an annual guaranteed bonus of $14,700 (such bonus in addition to his regular annual bonus), and (vi) certain relocation expenses. The Company shall nominate, and use its reasonable best efforts to cause the election of, Mr. Hussmann to serve as a member of the Board of the Company.

The initial term of the Agreement shall terminate on February 18, 2010 and automatically renew for one-year periods therefrom, unless (i) either party elects not to renew the employment period at least 60 days prior to the final date of any term or (ii) Mr. Hussmann or the Company otherwise terminates Mr. Hussmann’s employment. Should Mr. Hussmann be terminated by the Company without “cause” (as defined in the Agreement), he will be entitled to continued base salary and participation in employee benefit programs for six months from termination, subject to his delivery of a release and certain other conditions.

The Agreement contains covenants regarding nondisclosure of confidential information (during the employment period and thereafter) and ownership of intellectual property. Mr. Hussmann has also agreed to certain non-competition, non-solicitation, non-hire and non-disparagement covenants during the employment period and for one year thereafter.

Pursuant to an Option Agreement between the Company and Mr. Hussmann, to be entered into on February 19, 2007, Mr. Hussmann will receive an option to purchase 29,885 shares of the common stock of Tandus, at an exercise price of $66.40 and an option to purchase 33,243 shares of Tandus’ common stock at an exercise price of $102.10. Twenty percent of such options will vest upon the passing of each of the first five years after the grant date of such options.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibit.

Exhibit No.	Description
99.1	Press release of Collins & Aikman Floorcoverings, Inc. dated February 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Collins & Aikman Floorcoverings, Inc.

By:	/s/ Leonard F. Ferro
Leonard F. Ferro Vice President and Chief Financial Officer

Date: February 6, 2007